Exhibit 4.2

GRUPO TELEVISA, S.A.B.,

as Issuer,

THE BANK OF NEW YORK MELLON,

as Trustee, Registrar, Paying Agent and Transfer Agent

and

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A.,

as Luxembourg Paying Agent and Luxembourg Transfer Agent

NINETEENTH SUPPLEMENTAL INDENTURE

Dated as of November 24, 2015

Supplementing the Trust Indenture

Dated as of August 8, 2000

U.S.$900,000,000 6.125% Senior Notes due 2046

-i-

NINETEENTH SUPPLEMENTAL INDENTURE, dated as of the 24th day of November, 2015 (the “Nineteenth Supplemental Indenture”), among GRUPO TELEVISA, S.A.B., a limited liability public stock corporation (sociedad anónima bursátil) organized under the laws of the United Mexican States (the “Issuer” or the “Company”), THE BANK OF NEW YORK MELLON, a New York banking corporation, having its Corporate Trust Office located at 101 Barclay Street, New York, New York 10286, as trustee (the “Trustee”), registrar (“Registrar”), paying agent (“Paying Agent”) and transfer agent (“Transfer Agent”) and THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A., a bank duly incorporated and existing under the laws of Luxembourg, at its office at Vertigo Building, Polaris, 2-4 rue Eugène Ruppert, L-2453, Luxembourg, as Luxembourg paying agent and Luxembourg transfer agent (a “Paying Agent” and a “Transfer Agent”, as the case may be);

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of August 8, 2000 (the “Original Indenture” and, together with the First Supplemental Indenture, dated as of August 8, 2000, the Second Supplemental Indenture, dated as of January 19, 2001, the Third Supplemental Indenture, dated as of September 13, 2001, the Fourth Supplemental Indenture, dated as of March 11, 2002, the Fifth Supplemental Indenture, dated as of March 8, 2002, the Sixth Supplemental Indenture, dated as of July 31, 2002, the Seventh Supplemental Indenture dated as of March 18, 2005, the Eighth Supplemental Indenture, dated as of May 26, 2005, the Ninth Supplemental Indenture, dated as of September 6, 2005, the Tenth Supplemental Indenture, dated as of May 9, 2007, the Eleventh Supplemental Indenture, dated as of August 24, 2007, the Twelfth Supplemental Indenture, dated as of May 12, 2008, the Thirteenth Supplemental Indenture, dated as of August 21, 2008, the Fourteenth Supplemental Indenture, dated as of November 30, 2009, the Fifteenth Supplemental Indenture, dated as of March 22, 2010, the Sixteenth Supplemental Indenture, dated as of May 14, 2013, the Seventeenth Supplemental Indenture, dated as of May 13, 2014, the Eighteenth Supplemental Indenture dated as of the date hereof with respect to the U.S.$300,000,000 4.625% Senior Notes due 2026 also being issued on the date hereof and this Nineteenth Supplemental Indenture, the “Indenture”), providing for the issuance by the Company from time to time of its senior debt securities to be issued in one or more series (in the Original Indenture and herein called the “Securities”);

WHEREAS, the Company, in the exercise of the power and authority conferred upon and reserved to it under the provisions of the Original Indenture and pursuant to appropriate resolutions of the Board of Directors, has duly determined to make, execute and deliver to the Trustee, on November 24, 2015, this Nineteenth Supplemental Indenture to the Original Indenture in order to establish the form and terms of, and to provide for the creation and issue of, Securities to be designated as the “6.125% Senior Notes due 2046” under the Original Indenture in the aggregate principal amount of U.S.$900,000,000 subject to Section 202 hereof;

WHEREAS, Section 901 of the Original Indenture provides, among other things, that the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, without the consent of any Holders, may enter into an indenture supplemental to the Original Indenture to establish the terms of Securities of any series as permitted by Sections 201 and 301 of the Original Indenture; and

WHEREAS, all things necessary to make the Securities, when executed by the Company and authenticated and delivered by the Trustee or any Authenticating Agent and issued upon the terms and subject to the conditions set forth hereinafter and in the Indenture against payment therefor, the valid, binding and legal obligations of the Company and to make this Nineteenth Supplemental Indenture a valid, binding and legal agreement of the Company, have been done;

NOW, THEREFORE, THIS NINETEENTH SUPPLEMENTAL INDENTURE WITNESSETH that, in order to establish the terms of the series of Securities designated as the “6.125% Senior Notes due 2046” and for and in consideration of the premises and of the covenants contained in the Original Indenture and in this Nineteenth Supplemental Indenture and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:

ARTICLE I

DEFINITIONS AND OTHER

PROVISIONS OF GENERAL APPLICATION

Section 1.01 Definitions.

Each capitalized term that is used herein and is defined in the Original Indenture shall have the meaning specified in the Original Indenture unless such term is otherwise defined herein.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Security, the rules and procedures of DTC, Euroclear or Clearstream, Luxembourg, as the case may be, that apply to such transfer or exchange.

“Business Day” means any day that is both (i) a day other than a Saturday, Sunday or other day on which banking institutions in New York City, Mexico City or Luxembourg are authorized or obligated by law, regulation or executive order to close and (ii) a day on which banks and financial institutions in Mexico City are open for business with the general public.

“Clearstream, Luxembourg” shall mean Clearstream, Luxembourg Banking, société anonyme or any successor.

“Closing Date” shall mean November 24, 2015.

“Depositary” shall mean DTC or its nominee, or any other depositary appointed by the Company, provided, however, that such depositary shall have an address in the Borough of Manhattan, in the City of New York.

“DTC” shall mean The Depository Trust Company.

“Euroclear” shall mean the Euroclear Bank S.A./N.V., as operator of the Euroclear System, or any successor.

“Global Securities” or “Global Security” shall have the meaning assigned to it in Section 203 hereof.

“Interest Payment Date” shall have the meaning assigned to it in the Original Indenture and in Section 206 hereof.

“Mexican GAAP” shall mean financial reporting standards in Mexico and the accounting principles and policies of the Company and its Restricted Subsidiaries, in each case as in effect from time to time, or any financial reporting standards authorized by the Mexican Comisión Nacional Bancaria y de Valores and applied by the Company. All ratios and computations shall be computed in conformity with Mexican GAAP.

“Notes” shall mean the Company’s 6.125% Senior Notes due 2046.

“Remaining Scheduled Payments” shall mean, with respect to the Notes, the remaining scheduled payments of principal thereof and interest thereon that would be due after the related Redemption Date but for such redemption.

“Securities” shall mean the Notes.

Section 1.02 Section References.

Each reference to a particular Section set forth in this Nineteenth Supplemental Indenture shall, unless the context otherwise requires, refer to this Nineteenth Supplemental Indenture.

ARTICLE II

TITLE AND TERMS OF THE SECURITIES

Section 2.01 Title of the Securities.

The title of the Securities of the series established hereby is the “6.125% Senior Notes due 2046.”

Section 2.02 Amount and Denominations.

The aggregate original principal amount of the Notes which may be authenticated and delivered under this Nineteenth Supplemental Indenture is limited to U.S.$900,000,000, except for Securities of such series authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities of the same series pursuant to Section 305, 306 or 1107 of the Original Indenture; provided, however, that the Notes may be reopened, without the consent of the Holders thereof, for issuance of additional Securities of the same series.

Section 2.03 Registered Securities.

The certificates for the Notes shall be Registered Securities in global form and shall be in substantially the forms attached hereto as Exhibit A (the “Global Security”), and shall bear the legends as are inscribed thereon.

Section 2.04 [INTENTIONALLY OMITTED].

Section 2.05 Stated Maturity.

The Stated Maturity of the Notes on which the principal thereof is due and payable shall be January 31, 2046.

Section 2.06 Interest.

The principal of the Notes shall bear interest from the later of November 24, 2015 or the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on January 31 and July 31 of each year, commencing on July 31, 2016 to the Persons in whose names the Notes (or one or more Predecessor Securities) are registered at the close of business on the fifteenth calendar day preceding such Interest Payment Date. Interest payable at maturity will be payable to the person to whom principal is payable on that date. Interest on the Notes shall be calculated on the basis of a 360-day year comprised of twelve 30-day months. If any Interest Payment Date or Maturity would otherwise be a day that is not a Business Day, the related payment of principal, interest, premium and Additional Amounts will be made on the next succeeding Business Day as if it were made on the date the payment was due and no interest will accrue on the amounts so payable for the period from and after the Interest Payment Date or Maturity, as the case may be, to the next succeeding Business Day. Payments postponed to the next Business Day in this situation will be treated as if they were made on the original due date and postponement of this kind will not result in an Event of Default under the Notes, the Indenture or this Nineteenth Supplemental Indenture.

Interest on the Notes will accrue at the rate of 6.125% per annum, until the principal thereof is paid or made available for payment.

Section 2.07 Registration, Transfer and Exchange.

The principal of, interest, premium and Additional Amounts on the Notes shall be payable and the Notes may be surrendered or presented for payment, the Notes may be surrendered for registration of transfer or exchange, and notices and demands to or upon the Company in respect of the Notes and the Indenture may be served, at the office or agency of the Company maintained for such purposes in The City of New York, State of New York, and so long as any Notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF market and the rules of the Luxembourg Stock Exchange so require, a Paying Agent and a Transfer Agent with a specified office in Luxembourg, from time to time; provided, however, that at the option of the Company payment of interest on the Notes may be made by check mailed to the address of the Persons entitled thereto, as such addresses shall appear in the Security Register.

The Company hereby initially appoints the Trustee at its office in The City of New York as the Registrar, a Paying Agent and a Transfer Agent under the Indenture and the Trustee, by its execution hereof, accepts such appointment; provided, however, that (subject to Section 1002 of the Indenture) the Company may at any time remove the Trustee at its office or agency in The City of New York designated for the foregoing purposes and may from time to time designate one or more other offices or agencies for the foregoing purposes and may from time to time rescind such designations. The Company hereby initially appoints The Bank of New York Mellon (Luxembourg) S.A. at its office at Vertigo Building, Polaris, 2-4 rue Eugène Ruppert, L-2453, Luxembourg, to act as a Luxembourg Paying Agent and Luxembourg Transfer Agent under the Indenture and The Bank of New York Mellon (Luxembourg) S. A. by its execution hereof, hereby accepts such appointment. The Trustee, the Registrar, each Paying Agent and each Transfer Agent shall keep copies of the Indenture available for inspection and copying by holders of the Notes during normal business hours at their respective offices.

Notwithstanding the foregoing, a Holder of U.S.$10 million or more in aggregate principal amount of certificated Notes on a Regular Record Date shall be entitled to receive interest payments, if any, on any Interest Payment Date, other than an Interest Payment Date that is also the date of Maturity, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by, and are acceptable to, the Trustee not less than 15 calendar days prior to the applicable Interest Payment Date. Any wire transfer instructions received by the Trustee will remain in effect until revoked by the Holder. Any interest not punctually paid or duly provided for on a certificated Note on any Interest Payment Date other than the date of Maturity will cease to be payable to the Holder of the Note as of the close of business on the related Regular Record Date and may be paid either (1) to the Person in whose name the certificated Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest that is fixed by the Company, written notice of which will be given to the Holders of the Notes not less than 10 calendar days prior to such Special Record Date, or (2) at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such securities exchange, as provided in the Indenture.

Section 2.08 Redemption of the Securities.

The Notes are redeemable by the Company as set forth in Exhibit A hereto. Any such redemption shall be made in accordance with the terms of Article Eleven of the Original Indenture, provided that, in the case of a conflict between any such terms and the terms set forth in Exhibit A hereto, the terms set forth in Exhibit A shall prevail.

Section 2.09 Denominations.

Interests in the Notes shall be in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.

Section 2.10 Currency.

The interest, premium, if any, Additional Amounts, if any, and principal on the Notes shall be payable only in Dollars.

Section 2.11 Applicability of Certain Indenture Provisions.

All Sections of the Original Indenture (as amended by this Nineteenth Supplemental Indenture, including Exhibit A hereto, as applicable) shall apply to the Notes, except for Articles Twelve, Thirteen and Fourteen.

Section 2.12 Security Registrar and Paying Agent.

The Trustee shall be Security Registrar and the initial Paying Agent and initial Transfer Agent for the Notes (subject to the Company’s right (subject to Section 1002 of the Indenture) to remove the Trustee as such Paying Agent and or Transfer Agent with respect to each series and/or, from time to time, to designate one or more co-registrars and one or more other Paying Agents and Transfer Agents and to rescind from time to time any such designations), and The City of New York is designated as a Place of Payment for the Notes. The Company shall maintain a Paying Agent and Transfer Agent in Luxembourg for so long as any Notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF market.

Section 2.13 Global Securities.

Form of Securities. The Notes may be issued in whole or in part in the form of one or more Global Securities in fully registered form. The initial Depositary for such Global Securities shall be DTC, and the depositary arrangements shall be those employed by whoever shall be the Depositary with respect to the Notes from time to time. No Notes will be issued in bearer form.

Each Global Security authenticated under this Nineteenth Supplemental Indenture shall be registered in the name of the Depositary or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefore, and each such Global Security shall constitute a single Security for all purposes of the Indenture.

Notwithstanding any other provision in the Indenture or the Securities, no Global Security may be exchanged, in whole or in part, for certificated Notes, and no transfer of a Global Security in whole or in part may be registered in the name of any Person other than the Depositary or a nominee thereof unless (A) the Depositary has notified the Company that it is unwilling or unable to discharge its responsibilities properly as Depositary for such Global Security and a successor Depositary has not been appointed within 90 days, or (B) the Depositary has ceased to be a clearing agency registered under the Exchange Act, or (C) there shall have occurred and be continuing an Event of Default with respect to such Notes or (D) the Company in its sole discretion determines that the Global Securities (in whole not in part) should be exchanged for certificated Notes and delivers a written notice to such effect to the Trustee. Any Global Security exchanged pursuant to Clause (A) or (B) above shall be so exchanged in whole and not in part and any Global Security exchanged pursuant to Clause (C) or (D) above may be exchanged in whole or from time to time in part in the manner directed by the Depositary or the Company, respectively. If any of these events occur, upon receipt of certificated Notes executed by the Company and a Company Order, the Trustee will authenticate the Notes in fully certificated registered form for delivery to holders of beneficial interests in the Global Securities and will recognize the registered holders of the certificated Notes as Holders under the Indenture.

Each time that the Company transfers or exchanges a new Note in certificated form for another Note in certificated form, and after the Transfer Agent receives a completed assignment form, the Company will make available for delivery the new definitive Note at, as the case may be, the offices of the Transfer Agent in New York City or at the main office of the Transfer Agent in Luxembourg. Alternatively, at the option of the person requesting the transfer or exchange, the Company will mail, at that person’s risk, the new definitive Note to the address of the person that is specified in the assignment form. In addition, if the Company issues Notes in certificated form, then it will make payments of, interest on and any other amounts payable under the Notes to Holders in whose names Notes in certificated form, are registered at the close of business on the record date for these payments. If the Notes are issued in certificated form, the Company will make payments of principal and any redemption payments against the surrender of these certificated Notes at the offices of the Paying Agent in New York City or, as long as the Notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF market, at the main office of the Paying Agent in Luxembourg.

If the Company issues the Notes in certificated registered form, so long as the notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF market, the Company will maintain a paying agent and a transfer agent in Luxembourg. The Company will also publish a notice in Luxembourg in a leading newspaper having general circulation in Luxembourg (which is expected to be Luxemburger Wort). The Company will also publish a notice in Luxembourg in a leading newspaper having general circulation in Luxembourg if any change is made in the Paying Agent or the Transfer Agent in Luxembourg.

Upon any exchange, the certificated Notes shall be issued in definitive, fully-registered form, without interest coupons, shall have an aggregate principal amount equal to that of such Global Security or portion thereof to be so exchanged and shall be registered in such names and be in such denominations as the Depositary shall designate and shall bear any legends required by applicable law. Any Global Security to be exchanged in whole shall be surrendered by the Depositary to the Trustee, as Security Registrar. With regard to any Global Security to be exchanged in part, either such Global Security shall be so surrendered for exchange or, if the Trustee is acting as custodian for the Depositary or its nominee with respect to such Global Security, the principal thereof shall be reduced, by an amount equal to the portion thereof to be so exchanged, by means of any appropriate adjustment made on the records of the Trustee. Upon any such surrender or adjustment, the Trustee shall authenticate and deliver the Security issuable on such exchange to or upon the order of the Depositary or an authorized representative thereof.

The provisions of the “Operating Procedures of the Euroclear System” and the “Terms and Conditions Governing Use of Euroclear” and the “Management Regulations” and “Instructions to Participants” of Clearstream, Luxembourg, respectively, shall be applicable to any Global Security insofar as interests in such Global Security are held by the agent members of Euroclear or Clearstream, Luxembourg. Account holders or participants in Euroclear and Clearstream, Luxembourg shall have no rights under the Indenture with respect to such Global Security, and the Depositary or its nominee may be treated by the Company, the Trustee, and any agent of the Company or the Trustee as the owner of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee, or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between DTC and its agent members, the operation of customary practices governing the exercise of the rights of a holder of any Security.

Section 2.14 [INTENTIONALLY OMITTED].

Section 2.15 Sinking Fund.

The Notes shall not be subject to any sinking fund or similar provision and shall not be redeemable at the option of the holder thereof.

Section 2.16 Conversion; Exchange.

The Notes shall not be convertible into Common Stock.

Section 2.17 Amendments.

This Supplemental Indenture may be amended by the Company without the consent of any holder of the Notes in order for any restrictions on transfer contained herein to be in compliance with applicable law or the Applicable Procedures.

Section 2.18 Applicable Procedures.

Notwithstanding anything else herein, the Company shall not be required to permit a transfer of a Global Security that is not permitted by the Applicable Procedures.

Section 2.19 Paying and Transfer Agent.

The Bank of New York Mellon (Luxembourg) S.A. agrees that the provisions of Section 1003 of the Original Indenture shall be binding on it as Luxembourg Paying Agent and Luxembourg Transfer Agent.

Section 2.20 Consequential Damages.

Section 602 of the Original Indenture is hereby amended to add the following: “(13) The Trustee shall have no liability for special, punitive or consequential damages (including lost profit), whether foreseeable or unforeseeable.”

Section 2.21 Payment and Reimbursement.

At or prior to 10 a.m. New York City time on the payment date for any amount due on any Notes, the Company will deposit with the Trustee or a Paying Agent the full amount due on the Notes on such payment date, and the Trustee or such Paying Agent will make the related payment on the Notes on such payment date as soon as practicable after it has received such amount from the Company. If the Trustee or such Paying Agent has not received by 10 a.m. New York City time on the relevant payment date of any Notes the full amount in cleared, immediately available funds payable in respect thereof on such date and confirmation satisfactory to itself that such payment in full has been received, it shall not be required to make payment of any amount due on any Note until it has received such funds from the Company. Nevertheless, subject to the foregoing, if the Trustee or any Paying Agent is satisfied that it will receive such full amount later, it may in its absolute discretion (but shall not be obligated to) pay any such amount due on the Notes (including, without limitation, interest or principal amounts or any Additional Amounts) in accordance with their terms.

If the Trustee or any Paying Agent makes such payment on behalf of the Company in accordance with the preceding paragraph, and it does not later on that payment date receive the full amount from the Company, the Company shall be liable on demand by the Trustee to repay to the Trustee or such Paying Agent (as directed by the Trustee) the amount (or the unreimbursed portion thereof), plus interest from (and including) the date such payment was made by the Trustee or such Paying Agent to (but excluding) the date of receipt by the Trustee or such Paying Agent of the payment in full of such amount (or the unreimbursed portion thereof), at a rate quoted at that time by the Trustee or such Paying Agent as its cost of funding the payment, plus one per cent. per annum. Such interest shall be compounded daily.

ARTICLE III

MISCELLANEOUS PROVISIONS

The Trustee makes no undertaking or representations in respect of, and shall not be responsible in any manner whatsoever for and in respect of, the validity or sufficiency of this Nineteenth Supplemental Indenture or the proper authorization or the due execution hereof by the Company or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

Except as expressly amended hereby, the Original Indenture shall continue in full force and effect in accordance with the provisions thereof and the Original Indenture is in all respects hereby ratified and confirmed.

This Nineteenth Supplemental Indenture and all its provisions shall be deemed a part of the Original Indenture in the manner and to the extent herein and therein provided. This Nineteenth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof other than Section 5-1401 of the New York General Obligations Law.

This Nineteenth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Nineteenth Supplemental Indenture to be duly executed as of the day and year first above written.

GRUPO TELEVISA, S.A.B.,
as Issuer

By:	/s/ Jorge Agustín Lutteroth Echegoyen
Name:	Jorge Agustín Lutteroth Echegoyen
Title:	Vice President and Corporate Controller

By:	/s/ José Antonio Lara del Olmo
Name:	José Antonio Lara del Olmo
Title:	Vice President – Tax

THE BANK OF NEW YORK MELLON,
as Trustee, Registrar, Paying Agentand Transfer Agent

By:	/s/ Catherine F. Donohue
Name:	Catherine F. Donohue
Title:	Vice President

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A.,
as Luxembourg Paying Agent and
Luxembourg Transfer Agent

By:	/s/ Catherine F. Donohue
Name:	Catherine F. Donohue
Title:	Attorney-in-Fact

Exhibit A

THIS NOTE IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY GRUPO TELEVISA, S.A.B., THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS GLOBAL NOTE FOR ALL PURPOSES. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

No. [ ]	U.S.$	[	]

CUSIP No.: 40049J BC0

ISIN No.: US40049JBC09

Grupo Televisa, S.A.B.

6.125% Senior Note due 2046

Grupo Televisa, S.A.B., a publicly traded limited liability stock corporation (sociedad anónima bursátil), organized under the laws of the United Mexican States (hereinafter called the “Company,” which term includes any successor corporation under the Indenture referred to below), for value received, hereby promises to pay Cede & Co., or registered assigns, the principal sum of [        ] Dollars (U.S.$[        ]) (or such lesser amount as shall be the outstanding principal amount of this Note shown in Schedule A hereto) on January 31, 2046, and to pay interest thereon from the later of November 24, 2015, or the most recent date to which interest has been paid or provided for, semi-annually on January 31 and July 31, in each year (each, an “Interest Payment Date”), commencing on July 31, 2016, at the rate of 6.125% per annum, until the principal hereof is paid or made available for payment on January 31, 2046. Interest on this Note shall be calculated on the basis of a 360-day year comprised of twelve 30-day months. If any payment is due on the Note on a day that is not a Business Day, the related payment of principal, interest, premium and Additional Amounts will be made on the next succeeding Business Day; and no interest will accrue on the amounts so payable for the period from and after such payment date to the next succeeding Business Day. The interest so payable and paid or provided for on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the fifteenth calendar day (whether or not a Business Day) preceding such Interest Payment Date. Any such interest which is payable, but is not paid or provided for, on any Interest Payment Date other than the date of Maturity shall forthwith cease to be payable to the registered Holder hereof as of the close of business on the related Regular Record Date by virtue of having been such Holder, and may be paid either (i) to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest that is fixed by the Company, written notice of which shall be given to the Holders of Notes of this Series not less than 10 days prior to such Special Record Date, or (ii) at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in such Indenture.

Payment of principal, interest, Additional Amounts and any other amounts due on this Note will be made at the office or agency of the Company maintained for that purpose in The Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided, further, that payment to DTC or any successor Depositary may be made by wire transfer to the account designated by DTC or such successor Depositary in writing.

This Note is a global Security issued on the date hereof which represents U.S.$[ ] of the principal amount of the Company’s 6.125% Senior Notes due 2046. This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”) issued and to be issued in one series under an Indenture, dated as of August 8, 2000, as supplemented by the First Supplemental Indenture, dated as of August 8, 2000, the Second Supplemental Indenture, dated as of January 19, 2001, the Third Supplemental Indenture, dated as of September 13, 2001, the Fourth Supplemental Indenture, dated as of March 11, 2002, the Fifth Supplemental Indenture, dated as of March 8, 2002, the Sixth Supplemental Indenture, dated as of July 31, 2002, the Seventh Supplemental Indenture, dated as of March 18, 2005, the Eighth Supplemental Indenture, dated as of May 26, 2005, the Ninth Supplemental Indenture, dated as of September 6, 2005, the Tenth Supplemental Indenture, dated as of May 9, 2007, the Eleventh Supplemental Indenture, dated as of August 24, 2007, the Twelfth Supplemental Indenture, dated as of May 12, 2008, the Thirteenth Supplemental Indenture, dated as of August 21, 2008, the Fourteenth Supplemental Indenture, dated as of November 30, 2009, the Fifteenth Supplemental Indenture, dated as of March 22, 2010, the Sixteenth Supplemental Indenture, dated as of May 14, 2013, the Seventeenth Supplemental Indenture, dated as of May 13, 2014 and the Eighteenth Supplemental Indenture, dated as of the date hereof with respect to the U.S.$300,000,000 4.625% Senior Notes due 2026 also being issued on the date hereof (herein called, together with the Nineteenth Supplemental Indenture referred to below and all other indentures supplemental thereto, the “Indenture”) between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which the Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited (subject to exceptions provided in the Indenture) to the aggregate principal amount specified in the Nineteenth Supplemental Indenture among the Company, The Bank of New York Mellon, as Trustee, Registrar, Paying Agent and Transfer Agent, and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg Paying Agent and Luxembourg Transfer Agent, dated as of November 24, 2015, establishing the terms of the Notes pursuant to the Indenture (the “Nineteenth Supplemental Indenture”).

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of each series issued under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes of any series at the time Outstanding, on behalf of the Holders of all Notes of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note or such Notes.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note, at the times, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and in this Note, the transfer of this Note may be registered on the Security Register upon surrender of this Note for registration of transfer at the office or agency of the Company maintained for the purpose in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable in book-entry fully registered form without coupons in minimum denominations of U.S.$200,000, and integral multiples of U.S.$1,000 as specified in the Nineteenth Supplemental Indenture establishing the terms of the Notes and as more fully provided in the Original Indenture. As provided in the Original Indenture, and subject to certain limitations set forth in the Original Indenture and in this Note, the Notes are exchangeable for a like aggregate principal amount of Notes of this Series in different authorized denominations, as requested by the Holders surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith, other than in certain cases provided in the Indenture.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Company (i) may be discharged from its obligations with respect to the Notes (subject to certain exceptions) or (ii) may be released from its obligation under specified covenants and agreements in the Indenture. In order to be discharged from its obligations pursuant to clause (i) of the prior sentence, the Company must comply with the provisions of Sections 401 and 403 of the Indenture; provided, however, notwithstanding anything to the contrary contained in Section 401 of the Indenture, the Company shall irrevocably have deposited or caused to be deposited with the Trustee, in trust, funds specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes in the Currency in which the Notes are payable or Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment of principal of (and premium, if any) and interest, if any, and any Additional Amounts, on the Notes, money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge the entire indebtedness on the Notes with respect to principal (and premium, if any) and interest and any Additional Amounts to the date of the deposit (if the Notes have become due and payable) or to the Stated Maturity thereof, as the case may be. In order to be released from its obligations under specified covenants and agreements in the Indenture pursuant to clause (ii) of the first sentence of this paragraph, the Company must comply with the provisions of Sections 402 and 403 of the Indenture.

This Note shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any provisions relating to conflicts of laws other than Section 5-1401 of the New York General Obligations Law.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee under the Indenture by the manual signature of one of its authorized signatories, this Note shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

GRUPO TELEVISA, S.A.B.

Attest:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION This is one of the Notes of the series designated therein referred to in the within- mentioned Indenture.

Dated: November 24, 2015	THE BANK OF NEW YORK MELLON, as Trustee

By:

FORM OF REVERSE OF SECURITY

This Note is one of a duly authorized issue of Notes of the Company designated as its 6.125% Senior Notes due 2046 (hereinafter called the “Notes”), limited in aggregate principal amount to U.S.$900,000,000, issued and to be issued under a Nineteenth Supplemental Indenture, dated as of November 24, 2015 (hereinafter called the “Nineteenth Supplemental Indenture”), among the Company, The Bank of New York Mellon, as Trustee, Registrar, Paying Agent and Transfer Agent, and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg Paying Agent and Luxembourg Transfer Agent.

Additional Amounts. All payments of amounts due in respect of the Notes by the Company will be made without withholding or deduction for or on account of any present or future taxes or duties of whatever nature imposed or levied by or on behalf of Mexico, or any political subdivision thereof or any agency or authority of or in Mexico (“Taxes”) unless the withholding or deduction of such Taxes is required by law or by the interpretation or administration thereof. In that event, the Company will pay such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts receivable by the Holders after such withholding or deduction shall equal the respective amounts which would have been receivable in respect of the Notes, in the absence of such withholding or deduction, which Additional Amounts shall be due and payable when the amount to which such Additional Amounts relate are due and payable; except that no such Additional Amounts shall be payable with respect to:

(i) any Taxes which are imposed on, or deducted or withheld from, payments made to the Holder or beneficial owner of the Notes by reason of the existence of any present or former connection between the Holder or beneficial owner of the Notes (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, corporation or partnership) and Mexico (or any political subdivision or territory or possession thereof or area subject to its jurisdiction) (including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) (x) being or having been a citizen or resident thereof, (y) maintaining or having maintained an office, permanent establishment, fixed base or branch therein, or (z) being or having been present or engaged in a trade or business therein) other than the mere holding of such Notes or the receipt of amounts due in respect thereof;

(ii) any estate, inheritance, gift, sales, stamp, transfer or personal property Tax;

(iii) any Taxes that are imposed on, or withheld or deducted from, payments made to the Holder or beneficial owner of the Notes to the extent such Taxes would not have been so imposed, deducted or withheld but for the failure by such Holder or beneficial owner of such Notes to comply with any certification, identification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with Mexico (or any political subdivision or territory or possession thereof or area subject to its jurisdiction) of the Holder or beneficial owner of such Notes if (x) such compliance is required or imposed by a statute, treaty, regulation, rule, ruling or administrative practice in order to make any claim for exemption from, or reduction in the rate of, the imposition, withholding or deduction of any Taxes, and (y) at least 60 days prior to the first payment date with respect to which the Company shall apply this clause (iii), the Company shall have notified all the Holders of Notes, in writing, that such Holders or beneficial owners of the Notes will be required to provide such information or documentation;

(iv) any Taxes imposed on, or withheld or deducted from, payments made to a Holder or beneficial owner of the Notes at a rate in excess of the 4.9% rate of Tax in effect on the date hereof and uniformly applicable in respect of payments made by the Company to all Holders or beneficial owners eligible for the benefits of a treaty for the avoidance of double taxation to which Mexico is a party without regard to the particular circumstances of such Holders or beneficial owners (provided that, upon any subsequent increase in the rate of Tax that would be applicable to payments to all such Holders or beneficial owners without regard to their particular circumstances, such increased rate shall be substituted for the 4.9% rate for purposes of this clause (iv)), but only to the extent that (x) such Holder or beneficial owner has failed to provide on a timely basis, at the reasonable request of the Company (subject to the conditions set forth below), information, documentation or other evidence concerning whether such Holder or beneficial owner is eligible for benefits under a treaty for the avoidance of double taxation to which Mexico is a party if necessary to determine the appropriate rate of deduction or withholding of Taxes under such treaty or under any statute, regulation, rule, ruling or administrative practice, and (y) at least 60 days prior to the first payment date with respect to which the Company shall make such reasonable request, the Company shall have notified the Holders of the Notes, in writing, that such Holders or beneficial owners of the Notes will be required to provide such information, documentation or other evidence;

(v) to or on behalf of a Holder of the Notes in respect of Taxes that would not have been imposed but for the presentation by such Holder for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders, whichever occurs later, except to the extent that the Holder of such Notes would have been entitled to Additional Amounts in respect of such Taxes on presenting such Notes for payment on any date during such 15-day period; or

(vi) any Taxes imposed under Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) as of the Closing Date (or any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any law, regulation or practice adopted pursuant to any such intergovernmental agreement; or

(vii) any withholding or deductions imposed on a payment to or for the benefit of the beneficial owner of a Note required to be made pursuant to the European Council Directive 2003/48/EC (the “Directive”) or any law implementing or introduced in order to conform to, such Directive; or

(viii) any combination of (i), (ii), (iii), (iv), (v), (vi) or (vii) above (the Taxes described in clauses (i) through (vii), for which no Additional Amounts are payable, are hereinafter referred to as “Excluded Taxes”).

Notwithstanding the foregoing, the limitations on the Company’s obligation to pay Additional Amounts set forth in clauses (iii) and (iv) above shall not apply if (a) the provision of information, documentation or other evidence described in such clauses (iii) and (iv) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Holder or beneficial owner of a Note (taking into account any relevant differences between U.S. and Mexican law, rules, regulations or administrative practice) than comparable information or other reporting requirements imposed under U.S. tax law, regulations and administrative practice (such as IRS Forms W-8BEN, W-8BEN-E and W-9) or (b) Rule 3.18.18 issued by the Secretaría de Hacienda y Crédito Público (Ministry of Finance and Public Credit), or a substantially similar successor of such rule is in effect, unless the provision of the information, documentation or other evidence described in clauses (iii) and (iv) is expressly required by statute, regulation, rule, ruling or administrative practice in order to apply Rule 3.18.18 (or a substantially similar successor of such rule), the Company cannot obtain such information, documentation or other evidence on its own through reasonable diligence and the Company otherwise would meet the requirements for application of Rule 3.18.18 (or such other successor of such rule). In addition, such clauses (iii) and (iv) shall not be construed to require that a non-Mexican pension or retirement fund or a non-Mexican financial institution or any other Holder register with the Ministry of Finance and Public Credit for the purpose of establishing eligibility for an exemption from or reduction of Mexican withholding tax or to require that a Holder or beneficial owner certify or provide information concerning whether it is or is not a tax-exempt pension or retirement fund.

At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Company will be obligated to pay Additional Amounts with respect to such payment (other than Additional Amounts payable on the date of the Indenture or Supplemental Indenture relating to such Notes), the Company will deliver to the relevant Trustee an Officers’ Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the relevant Trustee to pay such Additional Amounts to Holders on the payment date. Whenever either in the Indenture or such Supplemental Indenture there is mentioned, in any context, the payment of principal (and premium, if any), Redemption Price, interest or any other amount payable under or with respect to any Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

In order to assist the Trustee with its compliance with Section 1471 through 1474 of the U. S. Internal Revenue Code and the rules and regulations thereunder (as in effect from time to time, collectively, the “Applicable Law”) referenced in subsection (vi) above, the Company agrees (i) to provide the Trustee and any paying agent, upon written request by the Trustee or paying agent, reasonably available information collected and stored in the Company’s ordinary course of business regarding Holders of the Notes (solely in their capacity as such) and which is necessary for the Trustee’s and any paying agent’s determination of whether it has tax-related obligations under Applicable Law and (ii) that the Trustee and any paying agent shall be entitled to make any withholding or deduction from payments under the Indenture and the Notes to the extent necessary to comply with Applicable Law. Nothing in the immediately preceding sentence shall be construed as obligating the Company to make any “gross up” payment or similar reimbursement in connection with a payment in respect of which amounts are so withheld or deducted.

The Company will provide the Trustee with documentation evidencing the payment of Mexican taxes in respect of which the Company has paid any Additional Amounts. Copies of such documentation will be made available to the Holders or the paying agent, as applicable, upon request therefor.

In addition, the Company will pay any stamp, issue, registration, documentary or other similar taxes and other duties (including interest and penalties) (a) payable in Mexico or the United States (or any political subdivision of either jurisdiction) in respect of the creation, issue and offering of the Notes, and (b) payable in Mexico (or any political subdivision thereof) in respect of the subsequent redemption or retirement of the Notes (other than, in the case of any subsequent redemption or retirement, Excluded Taxes; except for this purpose, the definition of Excluded Taxes will not include those defined in clause (ii) thereof).

Redemption. Except as provided below under “Optional Redemption with ‘Make-Whole’ Amount” and “Withholding Tax Redemption” the Notes are not redeemable by the Company prior to their maturity date.

Optional Redemption with ‘Make-Whole’ Amount. Prior to July 31, 2045, the Company may, at its option, redeem any of the Notes in whole or in part, at any time or from time to time on at least 30 days’ but not more than 60 days’ notice, at a Redemption Price equal to the greater of (1) 100% of the principal amount of such Notes redeemed and (2) the sum calculated by the Company of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points (the “Make-Whole Amount”), plus in each case accrued and unpaid interest on the principal amount of the Notes to the Redemption Date. On or after July 31, 2045, the Company may, at its option, redeem any of the Notes in whole or in part, at any time or from time to time on at least 30 days’ but not more than 60 days’ notice, at a Redemption Price equal to 100% of the principal amount of such Notes, plus accrued interest on the principal amount of the Notes to the Redemption Date. Any redemption pursuant to this paragraph is referred to herein as the “Optional Redemption.”

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Comparable Treasury Price” means, with respect to any Redemption Date (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Goldman, Sachs & Co., HSBC Securities (USA) Inc. and Morgan Stanley & Co. LLC or their respective affiliates which are primary United States government securities dealers and two other leading primary United States government securities dealers in New York City reasonably designated by the Company; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 pm New York City time on the third Business Day preceding such Redemption Date.

On and after the Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Company defaults in the payment of the Redemption Price and accrued interest). On or before the Redemption Date, the Company will deposit with the Trustee money sufficient to pay the Redemption Price and (unless the Redemption Date shall be an Interest Payment Date) accrued interest to the Redemption Date on the Notes to be redeemed on such date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate in accordance with the procedures of the DTC.

The election of the Company to redeem the Notes shall be evidenced by a certificate (a “Redemption Certificate”) of an Officer of the Company, which certificate shall be delivered to the Trustee. The Company shall, not less than 45 days nor more than 60 days prior to the Redemption Date (and no less than 5 Business Days prior to the date when notice will be sent to Holders), notify the Trustee in writing of such Redemption Date and of all other information necessary to the giving by the Trustee of notices of the Optional Redemption at the Company’s expense. The Trustee shall be entitled to rely conclusively upon the information so furnished by the Company in the Redemption Certificate and shall be under no duty to check the accuracy or completeness thereof. Such notice shall be irrevocable and upon its delivery the Company shall be obligated to make the payment or payments to the Trustee referred to therein as set forth in the preceding paragraph.

Notice of the Optional Redemption shall be given by the Trustee to the Holders, in accordance with the provisions of Section 106 of the Original Indenture, upon the earlier of delivery or mailing to each Holder at the address of such Holder as it appears in the Register not less than 30 days nor more than 60 days prior to the Redemption Date.

The notice of Optional Redemption shall state:

(i) the Redemption Date;

(ii) the Redemption Price;

(iii) the sum of all other amounts due to the Holders under the Notes and the Indenture;

(iv) that on the Redemption Date the Redemption Price and accrued interest will become due and payable upon each such Note so to be redeemed;

(v) the place or places, including the offices of the Company’s Paying Agent in Luxembourg, where such Notes so to be redeemed are to be surrendered for payment of the Redemption Price and accrued interest; and

(vi) the CUSIP number of the Notes.

Notice of the Optional Redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price and accrued interest therein specified. Upon surrender of any such Notes for redemption in accordance with such notice, such Notes shall be paid by the Paying Agent on behalf of the Company on the Redemption Date; provided that moneys sufficient therefor have been deposited with the Trustee for the Holders no later than 10 a.m. New York City time on the Redemption Date.

Notwithstanding anything to the contrary in the Indenture or in the Notes, if a Redemption Certificate has been delivered to the Trustee with respect to all of the outstanding Notes and the Company shall have paid to the Trustee for the benefit of the Holders (i) the Redemption Price and accrued interest and (ii) all other amounts due to the Holders and the Trustee under the Notes and the Indenture, then neither the Holders nor the Trustee on their behalf shall any longer be entitled to exercise any of the rights of the Holders under the Notes other than the rights of the Holders to receive payment of such amounts from the Trustee or the Paying Agent, and the occurrence of an Event of Default whether before or after such payment by the Company to the Trustee for the benefit of the Holders shall not entitle either the Holders or the Trustee on their behalf after such payment to declare the principal of any Notes then outstanding to be due and payable on any date prior to the Redemption Date. The funds paid to the Trustee shall be used to redeem the Notes on the Redemption Date.

Repurchase of Notes upon a Change of Control. The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase all Notes then outstanding, at a purchase price equal to 101% of the principal amount of the Notes on the date of repurchase, plus accrued interest (if any) to the date of purchase. The Company is not required to make an Offer to Purchase following a Change of Control if a third party makes an Offer to Purchase that would be in compliance with the provisions described in this Section if it were made by the Company and such third party purchases (for the consideration referred to in the immediately preceding sentence) the Notes validly tendered and not withdrawn. Prior to the mailing of the notice to Holders and publishing such notice to Holders in a daily newspaper of general circulation in Luxembourg commencing such Offer to Purchase, but in any event within 30 days following any Change of Control, the Company, covenants to (i) repay in full all indebtedness of the Company that would prohibit the repurchase of the Notes pursuant to such Offer to Purchase or (ii) obtain any requisite consents under instruments governing any such indebtedness of the Company to permit the repurchase of the Notes. The Company shall first comply with the covenant in the preceding sentence before it shall be required to repurchase Notes pursuant to this covenant.

Withholding Tax Redemption. The Notes are subject to redemption (“Withholding Tax Redemption”) at any time (a “Withholding Tax Redemption Date”), as a whole but not in part, at the election of the Company, at a redemption price equal to 100% of the unpaid principal amount thereof plus accrued and unpaid interest, if any, to and including the Withholding Tax Redemption Date (the “Withholding Tax Redemption Price”) if, as a result of (i) any change in or amendment to the laws, rules or regulations of Mexico, or any political subdivision or taxing authority or other instrumentality thereof or therein, or (ii) any amendment to or change in the rulings or interpretations relating to such laws, rules or regulations made by any legislative body, court or governmental or regulatory agency or authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination) of Mexico, or any political subdivision or taxing authority or other instrumentality thereof or therein, or (iii) any official interpretation, application or pronouncement by any legislative body, court or governmental or regulatory agency or authority that provides for a position with respect to such laws, rules or regulations that differs from the theretofore generally accepted position, which amendment or change is enacted, promulgated, issued or announced or which interpretation, application or pronouncement is issued or announced, in each case, after the Closing Date, the Company has become or would become required to pay any Additional Amounts in excess of those attributable to Taxes that are imposed, deducted or withheld at a rate of 4.9% on or from any payments under the Notes.

The election of the Company to redeem the Notes shall be evidenced by a certificate (a “Withholding Tax Redemption Certificate”) of a financial officer of the Company, which certificate shall be delivered to the Trustee. The Company shall, not less than 35 days nor more than 45 days prior to the Withholding Tax Redemption Date, notify the Trustee in writing of such Withholding Tax Redemption Date and of all other information necessary to the giving by the Trustee of notices of such Withholding Tax Redemption. The Trustee shall be entitled to rely conclusively upon the information so furnished by the Company in the Withholding Tax Redemption Certificate and shall be under no duty to check the accuracy or completeness thereof. Such notice shall be irrevocable and upon its delivery the Company shall be obligated to make the payment or payments to the Trustee referred to therein at least two Business Days prior to such Withholding Tax Redemption Date.

Notice of Withholding Tax Redemption shall be given by the Trustee to the Holders, in accordance with the provisions of Section 106 of the Original Indenture, upon the earlier of delivery or mailing to each Holder at the address of such Holder as it appears in the Register not less than 30 days nor more than 60 days prior to the Withholding Tax Redemption Date.

The notice of Withholding Tax Redemption shall state:

(i) the Withholding Tax Redemption Date;

(ii) the Withholding Tax Redemption Price;

(iii) the sum of all other amounts due to the Holders under the Notes and the Indenture;

(iv) that on the Withholding Tax Redemption Date the Withholding Tax Redemption Price will become due and payable upon each such Note so to be redeemed;

(v) the place or places, including the offices of our Paying Agent in Luxembourg, where such Notes so to be redeemed are to be surrendered for payment of the Withholding Tax Redemption Price; and

(vi) the CUSIP number of the Notes.

Notice of Withholding Tax Redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Withholding Tax Redemption Date, become due and payable at the Withholding Tax Redemption Price therein specified. Upon surrender of any such Notes for redemption in accordance with such notice, such Notes shall be paid by the Paying Agent on behalf of the Company on the Withholding Tax Redemption Date; provided that moneys sufficient therefor have been deposited with the Trustee for the Holders.

Notwithstanding anything to the contrary in the Indenture or in the Notes, if a Withholding Tax Redemption Certificate has been delivered to the Trustee and the Company shall have paid to the Trustee for the benefit of the Holders (i) the Withholding Tax Redemption Price and (ii) all other amounts due to the Holders and the Trustee under the Notes and the Indenture, then neither the Holders nor the Trustee on their behalf shall any longer be entitled to exercise any of the rights of the Holders under the Notes other than the rights of the Holders to receive payment of such amounts from the Trustee or the Paying Agent, and the occurrence of an Event of Default whether before or after such payment by the Company to the Trustee for the benefit of the Holders shall not entitle either the Holders or the Trustee on their behalf after such payment to declare the principal of any Notes then outstanding to be due and payable on any date prior to the Withholding Tax Redemption Date. The funds paid to the Trustee shall be used to redeem the Notes on the Withholding Tax Redemption Date.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY AND BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY PROVISIONS RELATING TO CONFLICTS OF LAWS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

SCHEDULE A

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this global Note have been made:

Date of transfer or exchange	Amount of decrease in principal amount of this global Note	Amount of increase in principal amount of this global Note	Principal amount of this global Note following such decrease or increase	Signature of authorized signatory of Trustee or Security Registrar

A-15